Exhibit 99.1

Contact:

Relland Winand, Chief Financial Officer

Innovative Solutions & Support, Inc.

610-646-0350

Innovative Solutions & Support, Inc. Announces Fourth Quarter and Fiscal 2015 Financial Results

EXTON, Pa.—December 16, 2015—Innovative Solutions & Support, Inc. (NASDAQ: ISSC) today announced its financial results for the fourth quarter and full fiscal year ended September 30, 2015.

Revenues for fiscal 2015 were $20.1 million compared to $44.1 million for fiscal 2014.  Operating loss for the current year was $(2.2) million, and the net loss for the current year was $(4.7) million or $(0.28) per share, which included the effect of a $3.7 million, or $(0.22) per share, non-cash valuation allowance of the Company’s deferred tax assets some or all of which may be recoverable in future profitable periods.  Although the Company incurred a net loss in fiscal 2015, cash generated from operating activities was $1.4 million compared to cash used in operating activities of $0.7 million in fiscal 2014.  Net income for fiscal 2014 was $0.2 million, or $0.01 per share, which included a charge of $(2.6 million) after-tax, or $(0.15) per share, related to the Delta Airlines, Inc. (“Delta”) contract termination.

Geoffrey Hedrick, Chairman and Chief Executive Officer of Innovative Solutions & Support, Inc. said, “Fiscal 2015 was a year of recovery from a major program cancellation, Delta. We achieved significant progress redeploying our resources from a narrow concentration on select engineering development programs to a broader focus on the opportunities arising from our growing portfolio of industry-leading products.  We believe the results are starting to emerge.  In the fourth quarter, we began to convert our pipeline to backlog, with orders of $6.0 million for the period and quarter-end backlog increasing for the first time this year.  The trend has continued into the first quarter of fiscal 2016, where we have already booked in excess of $10.0 million in new orders.  What is particularly exciting about these new orders is that they are primarily comprised of existing products, which can enter production quickly with only a minimum amount of engineering expended and over 99% will ship in fiscal 2016.  Production revenue has historically carried our widest margins.  While we believe our financial performance for the year was disappointing, we still generated positive cash flow from operations, strengthening our balance sheet and setting the stage for what we believe can be a new period of future growth.  We are excited about our newest product, the Auto-Throttle designed for the Pilatus PC12. The Auto-Throttle has patents pending and is also applicable to most PT-6 engine aircraft. With a strong portfolio of price-for-performance products, we have an opportunity to capitalize on the military, commercial air transport, and business jet markets’ concern for safety and efficiency and growing demand for cost-effective solutions to today’s more stringent regulatory requirements.”

At September 30, 2015, the Company had $16.3 million of cash on hand and remained debt free.  Cash increased by over $1 million during the course of fiscal 2015.  New orders for the fourth quarter of fiscal 2015 were $6.0 million, and backlog at September 30, 2015 was $7.6 million, up $2.8 million, or approximately 60% from $4.8 million at June 30, 2015.  Backlog excludes potential future sole-source production orders from products in development under the Company’s engineering development contracts, including the Eclipse 550, the Pilatus PC-24, and the KC-46A, all of which the Company expects to remain in production for a decade following completion of their respective development phases. The Company expects that these contracts will add to production sales already in backlog.

For the fourth quarter of fiscal 2015, the Company reported revenues of $3.1 million, compared to revenues of $9.9 million for the fourth quarter of fiscal 2014. Cash provided by operating activities was approximately $0.5 million for the quarter.  The Company reported a fourth quarter 2015 operating loss of $(1.5) million and a net loss of $(1.4) million, or $(0.08) per share.  The Company reported a fourth quarter 2014 net loss of $(2.1 million), or $(0.12) per share, which includes a charge of $(0.15) per share related to the termination by Delta of its contract with the Company.

Shahram Askarpour, President of ISSC, commented, “The increased activity levels witnessed over the past few quarters have led to a steady increase in the orders for our existing products across the platforms where we have had the greatest success, namely the B-737, 757 and 767, as well as the C-130, all of which are large fleets which we believe represent additional potential opportunity.  In addition, orders have ranged from our more established products, such as Flat Panel Display systems, to some of our newest products arising from internally funded research and development investment, including our new Integrated Global Navigation System (IGNS).  We are experiencing growing demand from international markets, where our sales and marketing efforts have recently been concentrated.  Since most of these new orders are for our existing solutions, we can quickly put them into production where they are expected to yield attractive gross margins we have been able to generate historically.  Heading into fiscal 2016, our goal is to continue to build on our momentum and establish Innovative Solutions & Support as a partner on which owners and operators can rely to cost-effectively outfit their cockpits with technology that improves aircraft performance and safety.”

Conference Call

The Company will be hosting a conference call Thursday, December 17, 2015, at 10:00 AM ET to discuss these results and its business outlook. Those planning to dial in to the call should dial the following number and register their names and company affiliations:  1-877-883-0383 and enter the PIN number 4298455. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEM’s) and retrofit applications. The company supplies integrated Flight Management Systems (FMS) and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

(unaudited)

	September 30,	September 30,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$16,282,039	$15,214,584
Accounts receivable	2,394,695	4,419,863
Unbilled receivables, net	5,220,209	7,425,728
Inventories	4,664,105	5,470,786
Deferred income taxes	722,817	3,245,223
Prepaid expenses and other current assets	1,205,725	750,108

Total current assets	30,489,590	36,526,292

Property and equipment, net	7,095,330	7,467,663
Non-current deferred income taxes	—	57,707
Other assets	168,948	110,848

Total assets	$37,753,868	$44,162,510

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,435,981	$2,402,652
Accrued expenses	2,533,007	4,077,290
Deferred revenue	756,745	526,320

Total current liabilities	4,725,733	7,006,262

Non-current deferred income taxes	546,032	132,999
Other liabilities	2,826	11,725

Total liabilities	5,274,591	7,150,986

Commitments and contingencies	—	—

Shareholders’ equity

Preferred stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at September 30, 2014 and 2013	—	—

Common stock, $.001 par value: 75,000,000 shares authorized, 18,756,089 and 18,714,449 issued at September 30, 2015 and 2014, respectively	18,756	18,715

Additional paid-in capital	51,148,722	50,697,497
Retained earnings	1,955,559	6,684,902
Treasury stock, at cost, 1,846,451 shares at September 30, 2015 and 1,756,807 at September 30, 2014	(20,643,760)	(20,389,590)

Total shareholders’ equity	32,479,277	37,011,524

Total liabilities and shareholders’ equity	$37,753,868	$44,162,510

Innovative Solutions and Support, Inc.

Consolidated Statements of Operations

(unaudited)

	Three months ended		Twelve months ended
	September 30,		September 30,
	2015	2014	2015	2014

Sales	$3,137,089	$9,918,221	$20,067,084	$44,095,023

Cost of sales	2,028,338	7,059,709	12,681,487	30,508,823

Gross profit	1,108,751	2,858,512	7,385,597	13,586,200

Operating expenses:
Research and development	954,944	682,361	3,056,756	2,618,054
Selling, general and administrative	1,635,725	5,477,183	6,547,271	11,111,014
Total operating expenses	2,590,669	6,159,544	9,604,027	13,729,068

Operating (loss)	(1,481,918)	(3,301,032)	(2,218,430)	(142,868)

Interest income	6,535	5,510	24,804	21,756
Other income	1,878	10,451	33,283	37,758

(Loss) before income taxes	(1,473,505)	(3,285,071)	(2,160,343)	(83,354)

Income tax (benefit) expense	(46,484)	(1,195,496)	2,569,000	(283,622)

Net income (loss)	$(1,427,021)	$(2,089,575)	$(4,729,343)	$200,268

Net income (loss) per common share:
Basic	$(0.08)	$(0.12)	$(0.28)	$0.01
Diluted	$(0.08)	$(0.12)	$(0.28)	$0.01

Weighted average shares outstanding:
Basic	16,905,526	16,956,247	16,924,189	16,927,879
Diluted	16,905,526	17,171,828	16,924,189	17,149,106